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                                                                    EXHIBIT 99.1

                                                             [BAKER HUGHES LOGO]
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NEWS RELEASE
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Contact:                                              Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039                                   P.O. Box 4740
Gary.flaharty@bakerhughes.com                         Houston, Texas 77210-4740
Kyle J. Leak (713) 439-8042
Kyle.leak@bakerhughes.com

BAKER HUGHES DISCLOSES SETTLEMENT OFFER

HOUSTON, Texas -- July 6, 2001. Baker Hughes Incorporated (BHI - NYSE, PCX, EBS) today disclosed that it has offered to consent to the entry of a cease-and-desist order with the United States Securities and Exchange Commission
(SEC). The order would allege violations of the books and records and internal controls provisions, specifically sections 13(b)(2)(A) and (B), of the Securities and Exchange Act of 1934, as amended. The offer of settlement is subject to the approval of the Commission. The company would neither admit nor deny any of the factual findings in the order.

The offer of settlement arises from certain incidents that the company discovered and reported to the SEC and the Department of Justice in 1999. The company provided extensive cooperation to the authorities during investigation of this matter. Under the terms of the proposed order, the company would cease and desist from committing or causing any violation and any future violation of Sections 13(b)(2)(A) and (B). The proposed order does not contemplate the imposition of any fines or penalties.

The company said the incidents involved the authorization of an improper $75,000 payment to an Indonesian tax official in 1999. It also involved payments of $15,000 and $10,000 made to the company's agents in India and Brazil in 1998 and 1995, respectively. Baker Hughes learned about the improper payment in Indonesia shortly after two former senior Baker Hughes officials had authorized it in early 1999. In the course of the company's investigation of the Indonesia matter, the company learned that it had made payments in India and Brazil to the company's agents, without taking adequate steps to ensure that none of the payments would be passed on to foreign government officials.

The company considers these three incidents to be serious violations of the company's Standards of Conduct and its compliance policies. Baker Hughes has taken -- and will continue to take -- appropriate steps aimed at preventing the recurrence of such incidents and to rigorously enforce its compliance procedures.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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                      NOT INTENDED FOR BENEFICIAL HOLDERS



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